Exhibit 99.1

Press Contact: Allison Henk	Investor Relations:
Marketing Communications Manager (765) 771-5674	(765) 771-5310
FOR IMMEDIATE RELEASE
Wabash National Corporation Suspends Quarterly Dividend
LAFAYETTE, Ind. – Dec. 15, 2008 – Wabash National Corporation (NYSE: WNC) announced today that the Board of Directors voted to suspend the payment of quarterly cash dividends on the Company’s common stock, effective immediately, due to the impact of continued weak economic conditions and the uncertainty regarding the timing of a recovery.
Commenting on this action, Richard J. Giromini, President and Chief Executive Officer of the Company, said, “The suspension of dividend payments on our common stock which will save the company approximately $5.5 million annually is being taken given the extremely challenging economic environment and is consistent with our ongoing actions to reduce costs and enhance liquidity. We are confident that Wabash will emerge in a stronger position when the economy improves but, in the current downturn, the Board believes that focusing the Company’s full resources toward the operational needs of the business is the most prudent course of action.”
As of November 30, 2008, liquidity, cash plus available borrowings under the Company’s revolving credit facility, amounted to approximately $100 million.
Headquartered in Lafayette, Ind., Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, dump trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightPro™ Eagle® and Benson™ brand names. The company operates two wholly-owned subsidiaries: Transcraft® Corporation, a manufacturer of flatbed, drop deck, dump trailers and truck bodies; and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S.
This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the company in this press release and in the company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.